UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
June 6, 2003

BYTEWATCH TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of Incorporation)	000-31367 (Commission File Number)	22-3720631 (IRS Employer ID No.)

9175 Mainwaring Rd.
Sidney, BC  V8L 1J9
(250) 656-4490
(Address of Principal Executive Offices)

(250) 656-4490
Registrant's telephone number, including area code

SEGWAY VIII CORP.
4400 Route 9 South, 2nd Floor
Freehold, new Jersey 07728
(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.   CHANGES IN CONTROL OF REGISTRANT

On June 6, 2003 (the “Effective Date”), “Rick Plotnikoff, acquired all of the issued and outstanding shares of Bytewatch Technologies Inc.. (“Bytewatch”) from the Bytewatch shareholders in consideration for the aggregate sum of $14,400 from his personal funds pursuant to the following stock purchase agreements: Rick Plotnikoff. Pursuant to the above stock purchase agreements, Rick Plotnikoff purchased 500,000 common shares which represents 100% of Bytewatch’s issued and outstanding common shares.

Subsequent to the execution of the above referenced agreements, Richard Anslow resigned as the President, Principal Executive Officer, Principal Financial Officer, Secretary and Director. Rick Plotnikoff was appointed Temporary Chairman and Secretary as well as President.

The following table sets forth information regarding the beneficial ownership of the shares of our common stock (the only class of shares previously issued by us) June 6, 2003, by (i) each person known by us to be the beneficial owner of more than five percent (5%) of our outstanding shares of common stock, (ii) our directors, (iii) our executive officers, and (iv) by all our directors and executive officers as a group. Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person and can be contacted at our address.

TITLE OF CLASS	NAME OF BENEFICIAL OWNER	SHARES OF COMMON STOCK	PERCENT OF CLASS

5% STOCKHOLDERS

Common	Rick Plotnikoff	5,000,000	100%

DIRECTORS AND OFFICERS AS A GROUP		5,000,000	100%

The following is a biographical summary of our directors and officers:

Mr.Plotnikoff, has been our President and Secretary since July 7, 2003. He is currently involved in the health food industry. His responsibilities include coordinating strategy, planning, and product development. Mr. Plotnikoff devotes most of his time to the affairs of the Company. He has been involved in the health industry since 1989 at which time he founded a private company called Kayto Life Herbs International Corp. Prior to his involvement with Kayto Life Herbs International Corp., Mr. Plotnikoff was an Inspector employed by Revenue Canada in the Customs and Excise Division. Mr. Plotnikoff has a holding company called Shopcom Holdings Ltd. and spends part of his time on the operations of the Holding Company.

Item 7.     Financial Statements and Exhibits

(a)	None
(b)	None
(c)	Exhibits
10.1 Stock Purchase Agremeent between Richard I. Anslow and Shopcom Holdings Ltd.
10.2 Stock Purchase Agremeent between Gregg E. Jaclin and Shopcom Holdings Ltd.
10.3 Stock Purchase Agremeent between Kent MacKay and Shopcom Holdings Ltd.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

BYTEWATCH TECHNOLOGIES INC.

By:   /s/    Rick Plotnikoff

Rick Plotnikoff
President and Secretary

Date:   December 15, 2003